U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed  pursuant to Section  16(a) of the  Securities  Exchange  Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person*

    ELLIS                                JAMES            JEFFRIES
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     (Last) (First) (Middle)

     1600 West Merit Parkway
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                                    (Street)
     South Jordan                      UT                  84095
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     (City) (State) (Zip)

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2.   Issuer Name and Ticker or Trading Symbol

     Merit Medical Systems, Inc.    (MMSI)
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3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)

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4. Statement for Month/Year

     December 27, 2002
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5. If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer (Check all applicable)

     [X] Director [ ] 10% Owner [ ] Officer (give title below) [ ] Other (specify below)
                                                        Director of Sales
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7.   Individual or Joint/Group Filing (Check applicable line)

     [X] Form filed by one Reporting Person [ ] Form filed by more than one Reporting Person

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                              or Beneficially Owned


5. 6.
                                                       4.   Amount   of   Owner-
                                                       Securities  Acquired  (A)
                                                       or    Securities     ship
                                                       Disposed      of      (D)
                                                       Beneficially Form: 7.
                                        3.             (Instr. 3, 4 and 5)           Owned at End  Direct        Nature of
                       2.               Transaction                                 of Issuer's   (D) or        Indirect
1.                     Transaction      Code                   (A)                   Fiscal Year   Indirect      Beneficial
Title of Security      Date            (Instr. 8)      Amount   or   Price          (Instr. 3     (I)            Ownership
(Instr. 3)            (mm/dd/yy)       Code    V               (D)                   and 4)       (Instr.4)     (Instr. 4)
===========================================================================================================================
Common Stock           12/27/02         G              1,000    D                                  D
No Par Value
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Common Stock
No Par Value                                                                       35,563          D
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*    If the form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:


/s/   KENT W. STANGER                            01/03/03
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      **Signature of Reporting Person Date Kent W. Stanger as Attorney-in-Fact pursuant to a Power of Attorney dated November 21, a manually signed copy of which is on file with the Commission and is incorporated herein by reference.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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